Exhibit 99.1
FIRST NIAGARA ANNOUNCES FINAL RESULTS OF ELECTIONS REGARDING NEWALLIANCE MERGER CONSIDERATION
Buffalo, N.Y. — April 19, 2011 — First Niagara Financial Group, Inc. (“First Niagara”) (NASDAQ: FNFG), announced today the merger consideration to be received by NewAlliance Bancshares, Inc. (“NewAlliance”) stockholders in First Niagara’s acquisition of NewAlliance, which was completed on April 15, 2011.
Under the terms of the merger agreement, 86% of the outstanding shares of NewAlliance common stock were exchanged for shares of First Niagara common stock, and 14% of the outstanding shares of NewAlliance common stock were exchanged for cash. An election was held among NewAlliance stockholders as to the form of merger consideration they wished to receive. Of the 99,346,600 shares of NewAlliance common stock outstanding immediately prior to closing, the holders of 83,532,416 shares, or 84.08%, elected to receive First Niagara common stock. The holders of 2,680,126 shares, or 2.70%, elected to receive cash. The holders of 13,134,058 shares, or 13.22%, submitted elections expressing no preference as to the form of merger consideration or did not make a valid election. Based on the final election results and applying the adjustment, election and allocation procedures set forth in the merger agreement, NewAlliance stockholders will receive the following consideration:
•	NewAlliance stockholders who made valid elections to receive stock consideration will receive stock consideration for 100% of their shares subject to such election;

•	NewAlliance stockholders who made valid elections to receive cash consideration will receive cash consideration for 100% of their shares subject to such election; and

•	NewAlliance stockholders who failed to make a valid election, or chose to make no election, will receive cash consideration for 85.49% of their shares and stock consideration for the remaining 14.51% of their shares.
The cash consideration and/or a Direct Registration Transaction Advice evidencing the number of shares of First Niagara common stock owned by former stockholders of record of NewAlliance will be mailed to such stockholders beginning this week. Under the merger agreement, fractional shares of First Niagara common stock will not be issued. Instead, former NewAlliance stockholders will receive cash in lieu of fractional shares based on the average closing price of First Niagara common stock for the ten consecutive trading days ended April 14, 2011, or $13.83.

About First Niagara
As of April 15th, First Niagara Financial Group, Inc., through its wholly owned subsidiary, First Niagara Bank, N.A., has $30 billion in assets, 345 branches and $18 billion in deposits. First Niagara Bank, N.A. is a multi-state community-oriented bank providing financial services to individuals, families and businesses across Upstate New York, Pennsylvania, Connecticut and Massachusetts. For more information, visit www.fnfg.com.
Forward Looking Statements
This document may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995 about First Niagara, NewAlliance and the merger. There are several factors — many beyond First Niagara’s control — that could cause actual results to differ significantly from expectations described in the forward-looking statements. For a discussion of factors that may cause actual results to differ from expectations, please see First Niagara and NewAlliance’s respective Annual Reports on Form 10-K for the year ended December 31, 2010, filed with the Securities and Exchange Commission and available on the SEC’s website at www.sec.gov. Forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update them to reflect changes that occur after that date.

Officer Contacts
Anthony M. Alessi	Investor Relations Manager
(716) 625-7692
tony.alessi@fnfg.com
Leslie G. Garrity	Public Relations and Corporate Communications Manager
(716) 819-5921
leslie.garrity@fnfg.com